Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 9th day of April, 2009, by and between Victor Garcia (“Employee”) and CAI International, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Container Applications International, Inc., a Nevada corporation and predecessor in interest to the Company, and Employee entered into that certain Employment Agreement dated as of November 1, 2006 (the “2006 Agreement”), whereby the Company retained Employee as the Company’s Senior Vice President and Chief Financial Officer in exchange for certain consideration as detailed in the 2006 Agreement.

B. The Company and Employee amended and restated the 2006 Agreement on December 31, 2008 (the “Amended Agreement”) to conform certain terms of the 2006 Agreement to the provisions of Section 409A of the Code (as defined below). The Company and the Employee wish to make certain corrections to the Amended Agreement as set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Duties and Scope of Employment.

(a) Position. The Company agrees to employ Employee for the term of his employment under this Agreement in the position of Senior Vice President and Chief Financial Officer on the terms and conditions set forth in this Agreement.

(b) Management Authority. As such officer, Employee shall be responsible for the relations of the Company with financial institutions, including lenders, lessors and owners of equipment managed by the Company, and shall approve the hiring by the Company of officers and management employees. Employee shall report directly to Mr. Masaaki Nishibori, the Chief Executive Officer of the Company, and shall also be responsible for any other duties which Mr. Nishibori may specify; provided that such duties are consistent with Employee’s position as an executive officer of the Company.

(c) Obligations. During the term of his employment under this Agreement, Employee shall perform and discharge well and faithfully his duties and shall devote his full business efforts and time to the Company. The foregoing, however, shall not preclude Employee from engaging in appropriate civic or charitable activities or from serving on the boards of directors of other noncommercial entities, as long as such activities and service do not interfere or conflict with his responsibilities to the Company.

2.	Base Salary.

During his employment under this Agreement, the Company agrees to pay to Employee as compensation for his services, effective January 1, 2009 (the “Effective Date”), a base salary (“Base Salary”) at an initial annual rate of $343,000 payable in twenty-four (24) equal bi-monthly installments. On November 1 of each of the two (2) subsequent years that this Agreement is in place, beginning on November 1, 2009, Employee’s Base Salary shall be increased by at least four percent (4%) of Employee’s then-current Base Salary.

3.	Employee Benefits.

(a) General. During the term of his employment under this Agreement, Employee shall be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally, including (without limitation) any of the following plans if and when adopted and made available by the Board of Directors: pension plans, savings plans, deferred compensation plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs subject in each case to the generally applicable terms and conditions of the plan in question and to the determination of any committee administering such plan or program.

(b) Death and Disability. Subject to Employee’s insurability, the Company will (i) maintain a policy of long-term disability insurance providing for a 60-day exclusion period and disability coverage for sixty percent (60%) of Employee’s Base Salary, with Employee named as the direct beneficiary and (ii) reimburse Employee for the cost of life insurance equal to six hundred thousand dollars ($600,000).

(c) Vacation. Employee shall be entitled to paid vacation accruing at the rate of 20 days per year. No more than 20 days of accrued vacation shall carry forward to the next year.

4.	Options to Purchase Common Stock.

(a) On May 15, 2007 the Employee was granted a stock option (“Option”) to purchase 130,200 shares of the Company’s Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares, the “Shares”) pursuant to the Company 2007 Equity Incentive Plan (the “Plan”) at an exercise price of $15.00 per share (the “Exercise Price”).

(b) The vesting of the option and the other terms and conditions governing the Option are set forth in the notice of grant of the Option.

(c) For all purposes of this Agreement, “Change in Control” shall mean any of the following transactions:

(i) a merger or consolidation of the Company with or into any other company or other entity (other than for the sole purpose of changing the Company’s state of incorporation);

(ii) a sale in one transaction or a series of transactions undertaken with a common purpose of all or a controlling portion of the Company’s outstanding voting securities or such amount of the Company’s outstanding voting securities as would enable the purchaser to obtain the right to appoint a majority of the Company’s Board of Directors; or

(iii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets;

provided, however, a private sale of stock beneficially owned by Hiromitsu Ogawa, his spouse or his children shall not constitute a Change in Control unless (after giving effect thereto) a single party (or group of related parties) obtains control of the Company as a result of such transaction.

5.	Bonuses

(a) Profit Sharing Bonus. For each Fiscal Year (as defined below) during the term of this Agreement, the Company may pay to Employee a cash bonus based on the performance of Employee and on whether the Company meets its earnings goals. The amount of any bonus awarded pursuant to this Section 5(a) will be determined by the Board of Directors of the Company (in its complete discretion), but shall not exceed forty percent (40%) of Employee’s Base Salary. Except as provided in Section 8(b)(iii), no bonus shall be payable under this Section 5(a) unless Employee’s employment under this Agreement continues through the end of the Fiscal Year to which the bonus relates. Any amounts due to the Employee under this Section 5(a) shall be paid within the two and one-half (2 1/2) month period immediately following the Fiscal Year to which the bonus relates. For all purposes of this Agreement, “Fiscal Year” shall mean the Company’s fiscal year ending on December 31.

(b) IPO Bonus. Employee shall be entitled to receive the following cash bonus payment(s), provided he is an employee of the Company on the date of such payment:

(i) Within 30 days of each of November 1, 2009 and November 1, 2010, Employee shall be paid $100,000.

(ii) In the event of a Change in Control prior to November 1, 2010, the cash bonus obligation described in Section 5(b)(i) above will accelerate such that upon consummation of the Change in Control Employee will be entitled to receive the balance of any amounts provided for in Section 5(b)(i) but not yet paid. Any cash bonus obligation under this Section 5(b)(ii) shall be paid in a lump-sum payment within thirty (30) days after consummation of the Change in Control.

6.	Business Expenses and Travel.

During the term of his employment under this Agreement, Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Employee for such expenses upon presentation of any itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

7.	Term of Employment.

(a) Basic Rule. Unless Employee’s employment terminates at an earlier date pursuant to the provisions of this Agreement, the Company agrees to continue Employee’s employment, and Employee agrees to remain in the employ of the Company, beginning on the Effective Date until November 1, 2009. If not terminated in writing by either party at least ninety (90) days prior to the end of the applicable term, this Agreement shall automatically renew for an additional twenty-four (24) months.

(b) Termination by the Company. Notwithstanding anything to the contrary herein, the Company may terminate Employee’s employment for any of the following reasons:

(i) Death. Upon the event of Employee’s death, Employee’s employment with the Company shall be considered automatically terminated.

(ii) Disability. Upon the event of Employee’s Disability, Employee’s employment with the Company shall terminate 30 days after the Company gives Employee written notice of such termination. For all purposes of this Agreement, “Disability” shall mean that the Board of Directors determines (with Employee abstaining) that Employee is unable to perform his duties under this Agreement for a continuous period of at least 180 days due to physical or mental illness or impairment.

(iii) Company Insolvency. If the Company becomes insolvent or the Company seeks relief (or an order is entered against the Company) under any bankruptcy, reorganization, receivership, transfer for the benefit of creditors or other debtor relief statute or arrangement, Employee’s employment with the Company shall terminate thirty (30) days after the Company gives Employee written notice of the termination.

(iv) Termination for Cause. The Company, at its option and without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement, may terminate Employee’s employment at any time for Cause by giving Employee notice in writing specifying the reason for the termination. For all purposes under this Agreement, “Cause” shall mean:

(A) A failure by Employee to substantially perform his duties hereunder which is not cured within thirty (30) days after notice from the Company, provided that any termination for any such failure due to physical or mental illness or impairment shall be made, if at all, in accordance with Section 7(b)(ii);

(B) An act by Employee of material dishonesty, fraud, misrepresentation, or other act(s) of moral turpitude;

(C) An intentional act by Employee (other than one constituting a business judgment that was reasonable at the time or which was previously approved by the Board of Directors or the Board’s representative nominated by the Company’s Chairman of the Board pursuant to Section 1(d)), or a clear lack of reasonable care by Employee, or gross misconduct by Employee, which (in each case) is seriously injurious to the Company;

(D) A material breach by Employee of this Agreement which is not cured within thirty (30) days after notice from the Company; or

(E) A material and willful violation of a federal or state law or regulation applicable to the business of the Company.

(c) Termination for Good Reason. Notwithstanding anything to the contrary herein, Employee may terminate his employment for Good Reason in accordance with this Section 7(c). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the consent of Employee:

(i) any material diminution in Employee’s authority, duties or responsibilities,

(ii) any action or inaction that constitutes a material breach by the Company of this Agreement, or

(iii) a material change in the geographic location at which Employee must perform his duties under this Agreement, except for office relocation within the San Francisco Bay area; provided that Employee hereby acknowledges and agrees that he may be required to travel extensively in connection with the performance of his duties under this Agreement and that any such travel requirement will not constitute a material change in the geographic location at which Employee must perform his duties under this Agreement.

Notwithstanding any provision in this Agreement to the contrary, termination of Employee’s employment will not be for Good Reason unless (i) Employee notifies the Company in writing of the existence of the condition which Employee believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) Employee actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition. If Employee terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then Employee’s termination will not be considered to be for Good Reason. A termination of Employee’s employment for Good Reason hereunder shall be deemed a “Constructive Termination” for purposes of this Agreement. Notwithstanding the foregoing, if at the time Employee terminates his employment with the Company for Good Reason any of the circumstances described in Section 7(b)(iii) or (iv) then exist, Employee’s employment shall be deemed to have been terminated by the Company pursuant to such Section, rather than pursuant to this Section 7(c) for all purposes of this Agreement.

8.	Payments upon Certain Terminations of Employment.

If, during the term of this Agreement (including any renewal thereof), Employee’s employment is terminated, Employee shall be entitled to receive the following:

(a) Company Termination Under Section 7(b)(iii) or (iv). In the event Employee’s employment is terminated (or deemed terminated) by the Company pursuant to Section 7(b)(iii) or (iv) or in the event Employee terminates his employment with the Company other than for Good Reason, Employee shall be entitled to all accrued compensation and all other accrued benefits through the effective date of termination, but shall not be entitled to any other compensation or benefits, and shall not be entitled to any profit-sharing bonus under Section 5(a) for the Fiscal Year in which the termination occurs unless it occurs on the last day of such Fiscal Year. All accrued compensation and all other accrued benefits shall be paid to Employee within thirty (30) days after the date on which Employee’s employment with the Company terminates.

(b) Company Termination Without Cause or Under Section 7(b)(i) or (ii) or Termination for Good Reason. Subject to Section 10, in the event Employee’s employment is terminated (i) by the Company (A) without Cause or (B) pursuant to Section 7(b)(i) or (ii) and none of the circumstances described in Section 7(b)(iii)-(iv) then exists, or (ii) by Employee for Good Reason pursuant to Section 7(c) and none of the circumstances described in Sections 7(b)(iii)-(iv) then exist, then, in addition to all accrued compensation and all other accrued benefits through the effective date of such termination, and (in the case of Sections 7(b)(i) and (ii) only) any death or disability benefits, respectively, Employee shall be entitled to the following payments and benefits:

(i) Severance Payment. The Company shall pay Employee a lump sum amount equal to the greater of (A) the aggregate amount of Employee’s Base Salary as in effect as of the date of employment termination for the remaining term of the Agreement, or (B) one hundred percent (100%) of Employee’s Base Salary for the twelve (12) months immediately preceding the date of employment termination, such payment to be made within thirty (30) days after the date on which Employee’s employment with the Company terminates.

(ii) Group Health, Life and Disability Insurance Coverage. If Employee and his spouse and dependent children (as applicable) are eligible for, and timely (and properly) elect, to continue their coverage under the Company’s group health plans in accordance with Section 4980B(f) of the Code (“COBRA”), the Company will pay the premium for such coverage for whichever of the following periods is the shortest: (A) the longer of (1) the remaining term of this Agreement or (2) a period of twelve months following the date of Employee’s termination of employment or (B) until Employee is no longer entitled to COBRA continuation coverage under the Company’s group health plans. Notwithstanding anything to the contrary in this Section 8(b)(ii), this Section 8(b)(ii) shall not require continuation of any coverage after death in the case of termination under Section 7(b)(i), but nothing in this sentence shall affect any benefits payable on account of death.

(iii) Partial-Year Bonus. If the termination occurs more than one month after the end of the Company’s prior Fiscal Year, the Company shall pay the Employee a bonus payment calculated under Section 5(a) for the Fiscal Year in which the termination occurs, prorated based on the number of days that the Employee was employed by the Company during the Fiscal Year in which the termination occurs. Any such payment shall be made within thirty (30) days following the receipt by the Company of audited financial statements for the Fiscal Year in which the termination occurs, certified by the Company’s independent public accountants, but in any event within the two and one-half (2 1/2) month period immediately following such Fiscal Year.

(iv) Remaining IPO Bonus. The Company shall pay Employee a lump sum amount equal to the balance of any amounts provided for in Section 5(b)(ii) but not yet paid.

(v) No Duty To Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Section 8(b) (whether by seeking new employment or in any other manner), nor shall any payment under this Section 8(b) be reduced by any earnings that Employee may receive from any other source.

(c) Termination Following Change in Control. If the Company undergoes a Change in Control prior to November 1, 2009, and Employee elects to terminate Employee’s employment with the Company following such Change in Control, the Company shall pay Employee severance equal to one hundred percent (100%) of Employee’s Base Salary for the twelve (12) months immediately preceding the date of employment termination, less one-half of a month’s Base Salary for every month that Employee continues to be employed by the Company, a successor to the Company or an affiliate of the Company following the Change in Control, such that Employee will be entitled to no severance pursuant to this Section 8(c) if Employee continues to be employed by any such person(s) twenty-four (24) months after the closing of the Change in Control. Notwithstanding the foregoing, this Section 8(c) shall not apply to: (i) any renewal term of this Agreement or (ii) Employee’s termination of his employment for Good Reason following a Change in Control (which termination shall be governed by Section 8(b)). The cash severance under this Section 8(c) shall be paid to Employee within thirty (30) after the effective date of Employee’s termination.

9.	Proprietary Information.

Employee agrees, during and after the term of his employment by the Company, to comply fully with the Company’s policies relating to non-disclosure of the Company’s trade secrets and proprietary information and processes and hereby acknowledges and re-affirms his obligations to the Company pursuant to that certain Employment, Confidential Information and Intellectual Property Assignment Agreement previously executed by Employee.

10.	Section 280G

(a) Notwithstanding anything to the contrary herein, Section 10(b) shall apply in the event that the Company satisfies the requirement of Section 280G(b)(5)(A)(ii)(I) of the Code. In the event that the Company does not satisfy such requirement, Section 10(c), not Section 10(b), shall apply.

(b) Prior to any change described in Section 280G(b)(2)(A)(i) of the Code (a “Section 280G Transaction”) and in accordance with the requirements of Section 280G(b)(5)(B) of the Code, the Company shall seek, but shall not be required to obtain, approval by its shareholders of any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options) under this Agreement or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Section 280G Transaction or any person affiliated with the Company or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G (collectively, the “Potential Parachute Payments”). In the event that the shareholders of the Company do not approve the Employee’s Potential Parachute Payments in accordance with Section 280G(b)(5)(B) of the Code, the Employee will have no right or entitlement to receive or retain, as the case may be, that portion of his Potential Parachute Payments that would otherwise cause any portion of any of his Potential Parachute Payments to be treated as an “excess parachute payment” (within the meaning of Section 280G).

(c) In the event that the Employee becomes entitled to receive or receives any Payments and it is determined that, but for this Section 10(c), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Employee, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether an Employee would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Employee in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of the Employee’s residence on the effective date of the Section 280G Transaction, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

(d) All calculations and determinations under this Section 10, including application and interpretation of the Code and related regulatory, administrative and judicial authorities, shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”). All determinations made by the Tax Advisor under this Section 10 shall be conclusive and binding on both the Company and the Employee, and the Company shall cause the Tax Advisor to provide its determinations and any supporting calculations with respect to the Employee to the Company and the Employee. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services. For purposes of making the calculations and determinations under this Section 10, after taking into account the information provided by the Company and the Employee, the Tax Advisor may make reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish the Tax Advisor with such information and documents as the Tax Advisor may reasonably request to assist the Tax Advisor in making calculations and determinations under this Section 10. In the event that Section 10(c) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Section 409A of the Code on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Code Section 409A.

(e) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

(ii) “Section 280G” shall mean Section 280G of the Code and the Treasury regulations promulgated thereunder or any similar or successor provision.

11.	Section 409A

The Company makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Code, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other legal requirements from Employee or any other individual to the Company or any of its affiliates. Employee, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic and legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Employee’s employment are intended to mean Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if Employee is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Employee’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee (or, in the event of Employee’s death, Employee’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after Employee’s separation from service or (b) Employee’s death.

12.	Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement by operation of law.

(b) Employee’s Successors. This Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

13.	Notice.

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

14.	Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understanding (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d) Severability. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (e) shall be void.

(f) Limitation of Remedies. If Employee’s employment hereunder terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(g) Withholding. The Company shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as the Company is required to deduct or withhold therefrom under the Code or under any other applicable law.

(h) Captions. Captions contained herein are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any provision hereof.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Arbitration. Any dispute or claim arising under or relating to this Agreement (including without limitation the validity or scope of this Agreement or of any provision hereof or of this Section 12(j)) shall be determined exclusively by arbitration before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association. In the event the parties cannot agree on an arbitrator within 10 days after either party makes a written call for arbitration hereunder, the arbitrator shall be appointed by the Executive Director of the Northern California office of the American Arbitration Association.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CAI INTERNATIONAL, INC.

By:	/s/ Masaaki Nishibori
Name:	Masaaki Nishibori
Title:	Chief Executive Officer

EMPLOYEE

/s/ Victor Garcia
Victor Garcia